Exhibit 99.2

ADDITIONAL INFORMATION REGARDING COVERED INDIVIDUALS

Name of Covered Individual	Common Units Beneficially Owned
Robert D. Ravnaas	1,388,057*
T. Scott Martin	117,953**
R. Davis Ravnaas	1,430,765***
Matthew Daly	747,829****

* Includes (i) 615,495 Common Units owned directly by Mr. Ravnaas, (ii) 761,194 Common Units owned directly by a Spousal Lifetime Access Trust of which Mr. Ravnaas is the trustee, and (ii) 11,368 Common Units owned directly by limited liability companies over which Mr. Ravnaas may be deemed to share beneficial ownership.

** Includes (i) 104,983 Common Units owned directly by Mr. Martin and (ii) 12,970 Common Units owned directly by a limited liability company of which Mr. Martin is the sole member.

*** Includes (i) 1,140,743 Common Units owned directly by Mr. Ravnaas, (ii) 254,394Common Units owned directly by a trust of which Mr. Ravnaas is a co-trustee, and (ii) 35,628 Common Units owned directly by limited liability companies over which Mr. Ravnaas may be deemed to share beneficial ownership.

**** The Common Units are owned directly by Mr. Daly.